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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of 3Com Corporation of our report dated February 7, 1995 relating to the financial statements of Chipcom Corporation as of December 31, 1994 and for each of the two years in the period then ended, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule of Chipcom Corporation for the years ended December 31, 1994 and 1993 when such schedule is read in conjunction with the financial statements referred to in our report. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP
------------------------

Price Waterhouse LLP
Boston, Massachusetts
October 10, 1996